For the semi-annual period ended 4/30/97
File number: 811-4611

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     An  Annual  Meeting of Shareholders  for
The  First Australia Prime Income Fund,  Inc.
was  called  for  March 13,  1997.   At  such
meeting   the   shareholders   approved   the
following proposals:

     A)    Approval  that Sir  Roden  Cutler,
     David   Lindsay   Elsum,   Laurence   S.
     Freedman,  Michael  R.  Horsburgh,   and
     William J. Potter are duly elected to serve as Class III Directors of the Common Stock of the Fund for a period of three years and that David Manor and Martin Yontef are duly elected to serve as Directors of the Preferred Stock for a term expiring at the next Annual
     Meeting of Shareholders.

     B)    Approval of the selection of Price
     Waterhouse     LLP    as     independent
     accountants  for  the  Fund  conditioned
     upon the right by vote of a majority  of
     such Fund's outstanding voting shares at
     any  meeting called for the  purpose  to
     terminate   such  employment   forthwith
     without penalties.

     C)    Approval of the proposed amendment
     to the Fund's charter to increase the number of authorized share of common stock, as described in the Fund's proxy statement.

          For                         Against
Abstain
          152,925,498.2057
14,269,387.9389          3,825,283.2026


     D)    In  their discretion on any  other
     business which may properly come before the meeting or any adjournment thereof.





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